Press Information

FOR IMMEDIATE RELEASE
PINK SHEETS MXIM

Contact:      Paresh Maniar,
                    Executive Director, Investor Relations
                    (408) 470-5348

MAXIM REPORTS FISCAL Q1 REVENUES OF
$522.7 MILLION

SUNNYVALE, CA — November 1, 2007 — Maxim Integrated Products, Inc., (PINK SHEETS:MXIM) reported net revenues of $522.7 million for its fiscal 2008 first quarter ending September 29, 2007, a 4.0% increase from the first quarter of fiscal 2007.

During the prior quarter, a 14 week quarter for Maxim, the Company recorded revenues of $531.1 million. When normalized to a 13 week quarter, that is equivalent to revenues of $493.2 million. Consequently, Maxim's first quarter fiscal 2008 revenues of $522.7 million would be a 6.0% sequential increase over the normalized revenues of the previous quarter.

Maxim is not providing detailed GAAP and non-GAAP financials for the quarter ending September 29, 2007 due to the previously announced need to restate its historical financial statements to record additional non-cash, stock-based compensation expense related to past stock-option grants. Consequently, limited financial data is being presented at the present time.

Tunc Doluca, President and Chief Executive Officer, commented, "We are pleased with another strong quarter of consistent revenue growth and solid cash flow. During the quarter, yields and cycle times improved, and we reduced our inventory and capital expenditures."

"Maxim strengthened its portfolio by announcing many new products and by acquiring a line of storage products from Vitesse," Mr. Doluca added.

A cash dividend for the first quarter of fiscal 2008 of $0.1875 per share will be paid on November 30, 2007 to stockholders of record on November 15, 2007.

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MAXIM INTEGRATED PRODUCTS, INC.
SELECTED UNAUDITED FINANCIAL INFORMATION

Three Months Ended
	September 29, 2007	June 30, 2007	September 23, 2006
(in thousands)

Net revenues	$ 522,736	$ 531,108	$ 502,745

	September 29, 2007	June 30, 2007	September 23, 2006
(in thousands)

Cash and cash equivalents	$ 813,673	$ 577,068	$ 467,424
Short-term investments	535,292	722,286	926,654
	$ 1,348,965	$ 1,299,354	$ 1,394,078

Accounts receivable, net	$ 273,970	$ 244,009	$ 294,257

Additions to property, plant and equipment	$ 68,467	$ 119,637	$ 115,067

Note 1: Due to the pending restatement of the Company's historical financial statements
(see discussion in the release text), all financial numbers presented in this release should be considered estimates and may be subject to significant adjustment.

Note 2: The fiscal three month period ending June 30, 2007 included 14 weeks while the fiscal three month periods ending September 23, 2006 and September 29, 2007 included 13 weeks.

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Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes the Company's expectation to restate its historical financial statements to record additional non-cash, stock-based compensation expense related to past stock-option grants and the Company's belief that it strengthened its portfolio by announcing many new products and by acquiring a line of storage products from Vitesse. These statements involve risk and uncertainty. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market product mix shifts, customer cancellations and price competition, the timing and success of integration of the acquired storage products, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2005. In addition, the risk that the matters described in this press release could divert management's attention from operations; and the fact that expenses arising from the restatement, related private litigation, and other associated activities are expected to be significant.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real-world signal processing.

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